Exhibit 99.1

Editorial Contact:	Investor Contact:
Ally Zwahlen	Jane Underwood
ally_zwahlen@securecomputing.com	jane_underwood@securecomputing.com
925-288-4175	408-979-6186

SECURE COMPUTING ANNOUNCES THIRD QUARTER RESULTS ON

MONDAY, OCTOBER 29, 2007

Company Re-Affirms Guidance and Announces Other Corporate Matters

SAN JOSE, Calif. – October 4, 2007 – Secure Computing Corporation (Nasdaq:SCUR), a leading enterprise gateway security company, will report its full financial results for the third quarter of 2007 on Monday, October 29, 2007 after market close. A conference call has been scheduled at 4:30 p.m. EDT/1:30 p.m. PDT. John McNulty, chairman and chief executive officer, Dan Ryan, president and chief operating officer, and Tim Steinkopf, senior vice president of operations and chief financial officer, will discuss the results followed by a question-and-answer session with analysts.

If you would like to participate in the conference call, please dial-in five minutes prior to the start time at:

North America:	888-889-1960
International:	210-839-8502
Leader:	Jane Underwood
Passcode:	SCUR

This call is being web cast by Thomson Financial and can be accessed at the Investor Relations section of the Secure Computing web site at: www.securecomputing.com.

A rebroadcast of the call will be available at the Investor Relations section of the Secure Computing web site. In addition, a telephone replay will be made available through November 11, 2007 by accessing, 866-357-4208 for North America, or 203-369-0124 for international.

Company Re-Affirms Guidance

The company also announced that it expects to meet or slightly exceed its billings, non-GAAP revenue and non-GAAP earnings-per-share guidance ranges, which were provided on 26th July for the third calendar quarter.

Other Corporate Matters

Secure Computing Corporation today announced that Vincent M. Schiavo, senior vice president of worldwide sales, and Dr. Paul Judge, chief technology officer, have tendered their resignations from the Company effective in the first half of October, 2007. Both Mr. Schiavo and Dr. Judge advised the Company that they were resigning for personal reasons. Mr. Schiavo’s duties will be assumed by Dan Ryan, until a replacement is named. Dr. Judge’s principal duties will be assumed by Mike Gallagher, senior vice president of product development and support.

“On behalf of Secure Computing, I would like to thank Vince and Paul for the hard work and contributions that they made to the company,” said John McNulty. “We wish them all the best in their future endeavors.”

About Secure Computing

Secure Computing (Nasdaq: SCUR), a leading provider of enterprise gateway security, delivers a comprehensive set of solutions that help customers protect their critical Web, email and network assets. Over half the Fortune 50 and Fortune 500 are part of our more than 20,000 global customers in 106 countries, supported by a worldwide network of more than 2,300 partners. The company is headquartered in San Jose, Calif., and has offices worldwide. For more information, see http://www.securecomputing.com. This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that forward-looking statements in this release involve risks and uncertainties that could cause actual results to differ materially form current expectations. We urge investors to review the risks and uncertainties detailed form time to time in Secure Computing’s periodic reports and registration statements filed with the Securities and Exchange Commission.